EXHIBIT 10.1

June 2, 2015

POZEN INC.

INDUCEMENT AWARD
RESTRICTED STOCK UNIT AGREEMENT

This INDUCEMENT AWARD RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of June 2, 2015 (the “Date of Grant”), is delivered by POZEN Inc. (“POZEN”), to _____________________ (the “Grantee”).

RECITALS

This Agreement provides for the grant of stock-based awards with respect to shares of common stock, par value $0.001 per share, of POZEN (the “Common Stock”), in accordance with the terms and conditions of this Agreement. The Compensation Committee (the “Committee”) of the Board of Directors of POZEN (the “Board”) has decided to make a stock-based award in the form of a grant of restricted stock units, subject to the terms and conditions set forth in this Agreement, as an inducement for the Grantee to promote the best interests of POZEN and its stockholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.             Grant of Restricted Units.

Subject to the terms and conditions set forth in this Agreement, Pozen hereby awards to the Grantee _____ restricted stock units (the “Restricted Units”). The Grantee accepts the Restricted Units and agrees to be bound by the terms and conditions of this Agreement with respect to the award.

The Restricted Units have not been granted pursuant to the POZEN, Inc. 2010 Omnibus Equity Compensation Plan (the “Plan”). However, as set forth below, unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan (the “Applicable Plan Provisions”).

2.             Restricted Stock Unit Account.

Restricted Units represent hypothetical shares of POZEN Common Stock, and not actual shares of stock. POZEN shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Units awarded to the Grantee. No shares of Common Stock shall be issued to the Grantee at the time the award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of POZEN or the right to vote, with respect to any Restricted Units recorded in the account. The Grantee shall not have any interest in any fund or specific assets of POZEN by reason of this award or the Restricted Unit account established for the Grantee.

3.             Lapse of Restrictions.

(a)           The Restricted Units shall be subject to forfeiture until the restrictions on the Restricted Units lapse. The restrictions on the Restricted Units shall lapse, and the Restricted Units shall become vested on the following dates, if the Grantee is continuously employed by, or providing service to, POZEN or any parent or subsidiary entity of POZEN (collectively, the “Company”) through the applicable date subject to the forfeiture as set forth below:

Date	Shares for Which the Restricted Unit is Vested

June 2, 2016	____________

June 2, 2017	____________

June 2, 2018	____________

June 2, 2019	____________

Notwithstanding the foregoing, 75% of the Restricted Units shall be forfeited if POZEN is sold either by merger or stock purchase, or if substantially all of the assets of POZEN are sold, to a Person or group of Persons who has made an offer to the Board prior to June 1, 2015, and such transaction is concluded within 6 months from May 31, 2015.

(b)           All of the Restricted Units that have not become vested and nonforfeitable on or before the tenth anniversary of the Date of Grant will be immediately forfeited by the Grantee at the close of business (of the principal executive offices of POZEN) on the tenth anniversary of the Date of Grant. Any accrued dividends attributable to such forfeited Award Shares shall also be forfeited if and when the Award Shares are forfeited. No payment shall be made with respect to any Restricted Units that are forfeited as described in this Section 3(b).

(c)           After the restrictions on Restricted Units lapse in accordance with subsection (a) or (b) above, the Grantee shall receive payment with respect to such Restricted Units, as described in Section 6 below.

4.             Dividend Equivalents. On each dividend payment date for each cash dividend on the Common Stock, POZEN will credit the Grantee’s Restricted Unit account with dividend equivalents in the form of additional Restricted Units. All such additional Restricted Units shall be subject to the same vesting requirements (and forfeiture conditions) applicable to the Restricted Units in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested Restricted Units to which they are related. The number of Restricted Units to be credited shall equal the quotient, rounded to such fraction as may be determined by the Committee, determined by dividing (a) by (b), where “(a)” is the product of (i) the cash dividend payable per share of Common Stock, multiplied by (ii) the number of Restricted Units credited to the Grantee’s Restricted Unit account as of the record date, and “(b)” is the Fair Market Value of a share of Common Stock on the dividend payment date. If the Grantee’s vested Restricted Units have been settled after the record date but prior to the dividend payment date, any Restricted Units that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date. Nothing herein shall preclude the Committee from exercising its discretion to determine whether to eliminate fractional units or credit fractional units to accounts, and the manner in which fractional units will be credited.

5.             Termination of Restricted Units.

If the Grantee ceases to employed by, or providing service to, the Company for any reason before the restrictions on all the Restricted Units lapse, any Restricted Units for which the restrictions have not lapsed according to the vesting schedule above shall automatically terminate and shall be forfeited as of the date the Grantee’s employment terminates. No payment shall be made with respect to any Restricted Units that terminate as described in this Section 5.

6.             Payment of Restricted Units.

(a)           Settlement. If and when the restrictions on Restricted Units lapse, POZEN will issue to the Grantee one share of Common Stock for each whole Restricted Unit for which the restrictions have lapsed, subject to satisfaction of the Grantee’s tax withholding obligations as described below. Any vested amounts representing partial shares shall be paid in cash based on the proportionate Fair Market Value of a share of Common Stock. The Restricted Units shall cease to be outstanding upon such issuance of shares and cash, as applicable. Upon issuance, POZEN may deliver, subject to the provisions of Section 6(c) below, such shares on the Grantee’s behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason, or may retain such shares on the Grantee’s behalf in uncertificated book-entry form.

(b)           Taxes. All obligations of the Company under this Agreement shall be subject to applicable federal (including FICA), state and local tax withholding requirements. On or before the time the Grantee receives a distribution of the shares subject to the Grantee’s Restricted Units, or at any time thereafter as requested by the Company, the Grantee hereby authorizes any required withholding from the Common Stock issuable to the Grantee and/or otherwise agrees to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with the Grantee’s Restricted Units (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Grantee’s Restricted Units by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Grantee by the Company; (ii) causing the Grantee to tender a cash payment; (iii) permitting the Grantee to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Grantee irrevocably elects to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Grantee in connection with the Restricted Units with a Fair Market Value (measured as of the date shares of Common Stock are issued to the Grantee pursuant to Section 6(a)) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Unless the tax withholding obligations of the Company are satisfied, POZEN shall have no obligation to deliver to the Grantee any Common Stock. In the event the Company’s obligation to withhold arises prior to the delivery to the Grantee of Common Stock or it is determined after the delivery of Common Stock to the Grantee that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, the Grantee agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(c)           Regulatory Requirements. The obligation of POZEN to deliver stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares to Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

7.             Adjustments and Change of Control.

a.           Adjustments. If there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without POZEN’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or POZEN’s payment of an extraordinary dividend or distribution, the maximum number of shares of Common Stock for which the Grantee may receive in any year, the kind and number of shares covered by this Agreement, and the price per share or the applicable market value of the grant under this Agreement shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under this Agreement; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 7(b) shall apply. Any adjustments pursuant with respect to outstanding Restricted Units shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

b.           Change of Control. In the event of a Change of Control, all restrictions on the Restricted Units shall lapse (i.e. the Restricted Units shall become fully vested) and shall be paid pursuant to Section 6. Notwithstanding anything in this Agreement to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of the Restricted Units where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

8.             Grant Subject to Committee Administration and Determinations.

The Committee shall have full power and express discretionary authority to administer and interpret this Agreement, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Agreement and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretation of the Agreement and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on the Grantee. All powers of the Committee shall be executed in its sole discretion, in the best interest of POZEN not as a fiduciary, and in keeping with the objectives of this Agreement and need not be uniform as to similarly situated individuals.

The grant and payment of the Restricted Units are subject to interpretations, regulations and determinations established from time to time by the Committee, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to any applicable withholding taxes, (ii) the registration, qualification or listing of the shares issued under the Agreement, (iii) changes in capitalization of POZEN and (iv) other requirements of applicable law.

9.             No Employment or Other Rights. The grant of the Restricted Units shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10.           No Stockholder Rights. Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Common Stock, until the shares have been issued upon payment of Restricted Units.

11.           Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Units or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Units by notice to the Grantee, and the Restricted Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

12.           Effect on Other Benefits. The value of Restricted Units or any shares of Common Stock distributed to the Grantee with respect to the Restricted Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company. Neither shall such value be considered part of your compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

13.           Enforceability. The Agreement shall be binding upon and enforceable against the Company and its successors and assigns.

14.           Funding of the Agreement; Limitation on Rights. The obligations under this Agreement shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment under this Agreement. Nothing contained in the Agreement and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and the Grantee or any other person. Neither the Grantee nor any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

15.           Amendment. The Committee may amend the Agreement at any time; provided, however, no such termination or amendment may adversely affect the Restricted Units without the consent of the Grantee unless such amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.

16.           Compliance with Laws. The obligations to issue or transfer shares of Common Stock under this Agreement shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that all transactions under the Agreement comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may modify this Agreement to bring it into compliance with any valid and mandatory government regulation.

17.           Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

18.           Integrated Agreement. This Agreement and the Applicable Plan Provisions, together with any employment, service or other agreement referring to the Restricted Units, shall constitute the entire understanding and agreement of the Grantee and POZEN with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Grantee and POZEN with respect to such subject matter.

19.           Notice. Any notice to the Company provided for in this Agreement shall be addressed to POZEN in care of the Vice President, Finance and Administration, at the corporate headquarters of POZEN, and any notice to the Grantee shall be addressed to such Grantee at the current address shown in the records of POZEN, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

20.           409A Savings Clause. This Agreement and the Restricted Units granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code, as set forth in Treasury Regulation Section 1.409A-1(b)(4) or any successor provision, or to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code. Each amount payable under this Agreement is designated as a separate identified payment for purposes of Section 409A of the Code. The payment of dividend equivalents under Section 4 of this Agreement shall be construed as earnings and the time and form of payment of such dividend equivalents shall be treated separately from the time and form of payment of the underlying Restricted Units for purposes of Section 409A of the Code.

If the Restricted Units are subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, and (III) in no event shall Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. If the Restricted Unit grant under this Agreement is to be distributed upon separation from service and the Grantee is a “specified employee” for purposes of Section 409A of the Code, the Agreement shall be administered so that any distribution shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days of the Grantee’s death.

Notwithstanding anything in this Agreement to the contrary, Grantee shall be solely responsible for the tax consequences under this Agreement, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Agreement to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Agreement complies with any provision of federal, state, local or other tax law.

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IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement as of the Date of Grant.

POZEN INC.

By:
Its:

I hereby accept the award of Restricted Units described in this Agreement and acknowledge delivery of the prospectus, and I agree to be bound by the terms of this Agreement. I hereby agree that all decisions and determinations of the Board or Committee with respect to the Restricted Units shall be final and binding.

Grantee

Date